Exhibit 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 for Global Macro Trust of our report dated March 13, 2012, relating to the statements of financial condition, including the condensed schedules of investments, as of December 31, 2011 and 2010, and the related statements of operations and changes in trust capital for the three years in the period ended December 31, 2011, and the financial highlights for each of the periods presented appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

August 9, 2012